Exhibit 10.4

R E S T R I C T E D S T O C K A W A R D A G R E E M E N T

Non-transferable

G R A N T T O

(“Grantee”)

by Lowe’s Companies, Inc. (the “Company”) of

shares of its common stock, $0.50 par value (the “Shares”)

pursuant to and subject to the provisions of the Lowe’s Companies, Inc. 2006 Long Term Incentive Plan, as amended and restated (the “Plan”), and to the terms and conditions set forth on the following pages (the “Terms and Conditions”).

Except as otherwise provided in Section 2 of the Terms and Conditions, the Shares shall vest and no longer be subject to forfeiture as to the following percentage of the Shares awarded hereunder, on the following date:

Percentage of Shares	Date of Vesting

100%	Third Anniversary of Date of Grant

Notwithstanding the vesting of the Shares on the Date of Vesting set forth above or as otherwise provided in Section 2 of the Terms and Conditions, the Shares shall be Non-transferable Shares until the expiration of the transfer restrictions set forth in Section 3 of the Terms and Conditions.

IN WITNESS WHEREOF, Lowe’s Companies, Inc., acting by and through its duly authorized officer, has caused this Agreement to be executed as of the Date of Grant.

LOWE’S COMPANIES, INC.

By:

Date of Grant:

Accepted by Grantee:

TERMS AND CONDITIONS

1.
Grant of Shares. The Company hereby grants to Grantee, subject to the restrictions and the other terms and conditions set forth in the Plan, and in this Restricted Stock Award Agreement (this “Agreement”), the Shares indicated on Page 1. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2.
Vesting of Shares. As of the Date of Grant, the Shares shall be “Unvested Shares” and fully forfeitable. The Unvested Shares shall become “Vested Shares” as of the earliest to occur of the following (the period prior to such vesting being referred to herein as the “Vesting Period”):

(a)	As of the Date of Vesting specified on Page 1;

(b)	On the date of termination of Grantee’s employment with the Company and its Subsidiaries by reason of Grantee’s death, Disability or Retirement; or

(c)
On the date of termination of Grantee’s employment with the Company and its Subsidiaries by the Company without Cause or by Grantee’s resignation for Good Reason, in either case within twelve (12) months after the occurrence of a Change in Control.

If Grantee’s employment with the Company and its Subsidiaries terminates for any reason prior to the Unvested Shares becoming Vested Shares in accordance with this Section 2, Grantee shall forfeit all of Grantee’s right, title and interest in and to the Unvested Shares as of the date of Grantee’s termination of employment, and such Unvested Shares shall revert to the Company immediately following the event of forfeiture.
The definition of “Retirement” for purposes of this Agreement shall have the following meaning and not the meaning assigned to such term in the Plan: The voluntary termination of employment with the approval of the Board at least six (6) months after the Date of Grant and on or after the date Grantee has attained age fifty-five (55) and Grantee’s age plus years of service equal or exceed seventy (70); provided that, Grantee has given the Board at least ten (10) days advance notice of such Retirement and Grantee has executed and not revoked a Release of Claims provided to Grantee by the Company upon receipt of Grantee’s notice.

3.
Share Transfer Restrictions. “Non-transferable Shares” means those Shares that are subject to the transfer restrictions imposed under this Section 3 which restrictions have not expired or terminated. Non-transferable Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered.

The restrictions imposed under this Section shall apply to all shares of the Company’s common stock or other securities issued with respect to Non-transferable Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the common stock of the Company.
The transfer restrictions imposed under this Section 3 will expire as to all of the Shares indicated on Page 1 on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Non-transferable Period”):

(a)	On the Date of Vesting specified on Page 1;

(b)	On the date of termination of Grantee’s employment with the Company and its Subsidiaries by reason of Grantee’s death or Disability; or

(c)
On the date of termination of Grantee’s employment with the Company and its Subsidiaries by the Company without Cause or by Grantee’s resignation for Good Reason, in either case within twelve (12) months after the occurrence of a Change in Control.

4.
Delivery of Shares. The Shares will be registered in the name of Grantee as of the Date of Grant and will be held by the Company during the Non-transferable Period in certificated or uncertificated form. If a certificate for Non-transferable Shares is issued during the Non-transferable Period, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Award Agreement between the registered owner of the shares represented hereby and Lowe’s Companies, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the offices of Lowe’s Companies, Inc.”
Stock certificates for the Shares, without the above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Non-transferable Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply if deemed advisable by the Company, with registration requirements under the Securities Act of 1933, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

5.
Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Vesting Period and Non-transferable Period. If Grantee forfeits any rights Grantee may have under this Agreement, Grantee shall no longer have any rights as a shareholder with respect to the Shares or any interest therein and Grantee shall no longer be entitled to receive dividends on such Shares. In the event that for any reason Grantee shall have received dividends upon such Shares after such forfeiture, Grantee shall repay to the Company an amount equal to such dividends.

6.
Competing Activity. If Grantee engages in any Competing Activity during Grantee’s employment with the Company or a Subsidiary or within 2 years after the termination of Grantee’s employment with the Company and its Subsidiaries for any reason, (i) Grantee shall forfeit all of Grantee’s right, title and interest in and to any Unvested Shares or Non-transferable Shares as of the time of the Grantee’s engaging in such Competing Activity and such Shares shall revert to the Company immediately following such event of forfeiture, and (ii) Grantee shall remit, upon demand by the Company, the “Repayment Amount” (as defined in the following sentence), with respect to any Shares that were granted to Grantee under the terms of the Plan.

The “Repayment Amount” is the aggregate Fair Market Value of the Shares at the time of delivery to Grantee. The Repayment Amount shall be payable in cash (which shall include a certified check or bank check), by the tender of shares of Common Stock or by a combination of cash and Common Stock; provided that, regardless of the Fair Market Value of such shares at the time of tender, the tender of the shares shall satisfy the obligation to pay the Repayment Amount for the same number of shares of Common Stock delivered to the Company.
For purposes of this Agreement, Grantee will be deemed to be engaged in a “Competing Activity” if Grantee, directly or indirectly, owns, manages, operates, controls, is employed by, or participates in as a 5% or greater shareholder, partner, member or joint venturer, in a Competing Enterprise, or engages in, as an independent contractor or otherwise, a Competing Enterprise for himself or on behalf of another person or entity. A “Competing Enterprise” is any business engaged in any market which is a part of the Home Environment Business as described below (i) with total annual sales or revenues of at least five hundred million dollars ($500 million USD) and (ii) with retail locations or distribution facilities in a US State or the District of Columbia or which engages in providing goods and/or services within the Home Environment Business to customers in the United States through electronic means (internet, mobile application, etc.), including but not limited to the following entities: The Home Depot, Inc.; Sears Holdings, Inc.; Menard, Inc.; Amazon.com; Best Buy, Inc.; Ace Hardware Corp.; Tractor Supply Co.; Lumber Liquidators Holdings, Inc.; Wayfair.com; Jet.com; and True Value Company.
The Company and its affiliated entities comprise an international, omni-channel provider of goods and services for building, expanding, enhancing, customizing, maintaining, innovating, connecting, and outfitting consumers’ living spaces (“Home Environment Business”). The Company operates retail locations and support facilities and offers products and services to consumers in all 50 states and the District of Columbia. The Company’s Home Environment Business requires a complex sourcing and supply network, multi-channel distribution and delivery systems, innovative information technology resources, and a robust infrastructure support organization. Grantee recognizes and acknowledges that the

Company has a legitimate business interest in maintaining its competitive position in a dynamic industry and that restricting Grantee for a reasonable period from performing work for, providing services to, or owning more than a 5% interest in an enterprise which engages in business activities which are in competition with the Company is reasonable and appropriate. Grantee further acknowledges that the Company’s business would likely be damaged by Grantee’s engaging in competitive work activity during the non-competition period detailed above. Grantee agrees that in Grantee’s position with the Company, Grantee was provided access to or helped develop business information proprietary to the Company and that Grantee would inevitably disclose or otherwise utilize such information if Grantee were to work for, provide services to, or own a substantial interest in a Competing Activity during the non-competition period.
Nothing contained in this Section 6 shall be interpreted as or deemed to constitute a waiver of, or diminish or be in lieu of, any other rights that the Company or a Subsidiary may possess as a result of Grantee’s misconduct or direct or indirect involvement with a business competing with the business of the Company or a Subsidiary.

7.
No Solicitation. Grantee agrees that for a period of 2 years following the Grantee’s Termination Date, Grantee will not interfere directly or indirectly with any of the Company’s relationships with its existing or potential employees, suppliers, customers, or developers.

8.
Injunctive Relief. Grantee agrees that the provisions herein are important to and of material consideration to the Company and that the Company considers that monetary damages alone are an inadequate remedy to the Company for any breach of the provisions hereof. Grantee further stipulates that, upon any material breach by Grantee of the provisions herein the Company shall be entitled to injunctive relief against Grantee from a court having personal jurisdiction of Employee. This section shall not be deemed to limit the legal and equitable remedies available to the Company or to limit the nature and extent of any claim by the Company for damages caused by Grantee for breach of this Agreement.

9.
No Right of Continued Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employ of the Company or any Subsidiary.

10.    Payment of Taxes.

(a)
Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code. To effect such election, Grantee may file an appropriate election with Internal Revenue Service within thirty (30) days after award of the Shares and otherwise in accordance with applicable Treasury Regulations.

(b)
At the end of the Vesting Period, the Company will automatically withhold a number of Shares having a fair market value equal to an amount up to the maximum statutory rate to satisfy federal, state, local and foreign taxes (including Grantee’s FICA obligation), unless Grantee notifies the Company thirty (30) days prior to the expiration and termination of the Vesting Period that he or she will satisfy his or her tax withholding obligations in cash.

(c)
In the event Grantee chooses to satisfy Grantee’s tax withholding obligations in cash and complies with the above notification requirement, Grantee will, no later than the date as of which any amount related to the Shares first becomes includable in Grantee’s gross taxable income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind (including Grantee’s FICA obligation) required by law to be withheld with respect to such amount.

The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

11.	Amendment. The Committee may amend or terminate this Agreement without the consent of Grantee; provided, however, that such amendment or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Shares hereunder had expired) on the date of such amendment or termination.

12.
Plan Controls. The terms contained in the Plan, including without limitation the antidilution adjustment provisions, are incorporated into and made a part of this Agreement, and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

13.	Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

14.
Severability. If any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

15.
Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Lowe’s Companies, Inc.
1000 Lowe’s Boulevard
Mooresville, NC 28117 United States of America

Attn: Stock Plan Administration

or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

16.
Governing Law and Venue. This Agreement shall be governed by the laws of the State of North Carolina other than its choice of laws provisions to the extent that such provisions would require or permit the application of the laws of a state other than North Carolina. Each of the Parties to this Agreement consents to submit to the personal jurisdiction and venue of the North Carolina Superior Court in any action or proceeding arising out of or relating to this Agreement and specifically waives any right to attempt to deny or defeat personal jurisdiction of the North Carolina Superior Court by motion or request for leave from any such court. Each of the Parties further waives any right to seek change of venue from the North Carolina Superior Court due to inconvenient forum or other similar justification and will pay to the other Parties the costs associated with responding to or otherwise opposing any motion or request for such relief.